Exhibit 99.7

Messages from Cheryl & Rick: Darden Acquisition

Home Office

A Message from Cheryl Henry

Moments ago, we announced that Darden Restaurants has entered into an agreement to acquire Ruth’s Hospitality Group. This is an exciting opportunity, and I am greatly optimistic about what this means for the future of our beloved brand.

I want you to know our Board of Directors unanimously approved this decision after careful consideration of what this will provide to our Team Members, our Franchise Partners, our Stockholders, and other stakeholders in the organization. Rik Jenkins and I will continue to lead this remarkable organization and ensure that Ruth Fertel’s legacy, and the work you have done, lives on as we focus on our future together within Darden.

I’m sure you are familiar with Darden and at least some of their iconic brands —Olive Garden, LongHorn Steakhouse, Cheddar’s Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V’s. Like Ruth’s, Darden is built on the strong legacy of their founder — Bill Darden — and they are deeply committed to delivering quality food and exceptional service in a welcoming atmosphere.

Rick Cardenas, Darden’s President and CEO, and I have been able to spend quality time together talking about Ruth’s and Darden. We think about the restaurant business the same way — especially as it relates to taking care of Our People.

I realize this is a lot for you to absorb but I would like to share some of what this acquisition means for Ruth’s Chris:

1.

This is the right next step in our journey. Being part of Darden — benefitting from their competitive advantages, infrastructure and expertise in developing and nurturing brands — will enable us to continue investing in our growth initiatives.

2.

Darden is the right cultural fit. It has become clear in my interactions with the Darden team there is a common culture of excellence in how we lead our teams and run our restaurants. Our shared beliefs and values will help ensure a smooth transition as we continue delivering exceptional guest experiences.

3.

Together we create a strong brand for the future. We will benefit from the knowledge shared by the experienced teams at Darden, as they will from us. We will be stronger as part of the Darden family and we will make Darden a stronger company.

I know it’s natural to ask what this news means for you. At this stage of the process there are many questions that still need to be answered. What I can tell you is that, up until the close of the transaction, nothing will change for you. I need your help to support our field Team Members and Franchise Partners.

Darden will take the reins after the transaction closes. They are committed to ensuring that every home office Team Member will be treated fairly and with respect. As we go through this process, please do not hesitate to reach out to your direct supervisor or any member of the Executive Team with questions.

I am proud of the brand we built and the culture we created. Together, we have delivered on Ruth’s vision through our commitment to hospitality and drive to succeed. Thank you for all of your hard work to get Ruth’s Chris to where it is now, and for your efforts to ensure our great restaurants continue to be supported during this transition.

A Message from Rick Cardenas

It is an honor to announce that Ruth’s Hospitality Group is joining the Darden team. I share Cheryl’s enthusiasm for this exciting news, and I am extremely pleased that Cheryl will continue to lead Ruth’s Chris as President, reporting directly to me. I have been a fan of Ruth’s Chris for a long time — you have built an incredibly strong, differentiated brand, with an impressive history of delivering elevated dining experiences to your loyal guests.

The more I learn, the more confident I am that Ruth’s Chris and Darden are an excellent match, and that we will be stronger together. To start, both companies are culturally aligned — we share a similar operating philosophy, as well as the same passion for Our People. Additionally, Ruth’s Chris will be able to leverage Darden’s competitive advantages, as you help amplify these advantages for us. Finally, Ruth’s Chris complements our portfolio of iconic brands. By leveraging all of Darden’s competitive advantages and preserving what has made Ruth’s Chris successful since 1965, together, we will be able to bring The Sizzle to even more team members and guests.

As I said earlier this morning, we are not able to answer all your questions. However, I commit to every one of you that the Darden leadership team and I will be transparent throughout this process. And that starts today.

For Ruth’s Chris to benefit from Darden’s competitive advantages, we will need to consolidate some of the support functions that are housed in Winter Park. As we begin integration, we will determine the right support structure for Ruth’s Chris, and opportunities that may be available at Darden’s Restaurant Support Center (RSC). Regardless of the decision, I assure you that everyone will be treated fairly and with respect.

This is just the beginning of what we intend to be a very thoughtful process. There are many details involved with this transaction and many questions still to address. Once the transaction closes — which we expect to happen by the end of June, subject to all customary closing conditions — we will provide you with more details. We have a talented team assembled to manage the integration to ensure it proceeds as smoothly and quickly as possible. As we begin integrating Ruth’s Chris into Darden, we need your help to ensure we remain focused on delivering great guest experiences in our restaurants.

I know this is overwhelming, but I hope you are also excited about the future of Ruth’s Chris. You all have built a powerful brand, and I look forward to seeing Ruth’s Chris continue to grow as we bring The Sizzle to Darden.

Together, our best days are ahead!

Additional Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) described herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender materials that Darden Restaurants, Inc. (“Darden”) and its acquisition subsidiary (“Merger Sub”) will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. A solicitation and offer to buy outstanding shares of Ruth’s Hospitality Group, Inc. (the “Company”) common stock will only be made pursuant to the Offer materials that Darden and Merger Sub intend to file with the SEC. At the time the Offer is commenced, Darden and Merger Sub will file a tender offer statement on Schedule TO, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the Offer.

THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER.

The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all investors and stockholders of the Company at no expense to them at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of the Company’s website at www.rhgi.com/investors, and (once they become available) will be mailed to the stockholders of the Company free of charge. The information contained in, or that can be accessed through, Darden’s website or the Company’s website is not a part of, or incorporated by reference in, this document. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Darden and the Company file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Darden or the Company with the SEC for free on the SEC’s website at www.sec.gov, or at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of the Company’s website at www.rhgi.com/investors.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of the Company by Darden and any statements relating to the Company’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Such forward-looking statements include those relating to the ability to complete, and the timing of completion of, the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. Actual results may differ materially from current expectations because of numerous risks and uncertainties including, among others: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainty surrounding the number of shares of the Company’s common stock that will be tendered in the Offer; (iii) the risk of legal proceedings that may be or have been instituted related to the Merger Agreement, which may result in significant costs of defense, indemnification and liability; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the merger; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; (viii) Darden’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of the Company; (ix) reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; (x) changes in economic conditions, including inflation, increasing interest rates, higher unemployment, slowing growth or recession; (xi) reductions in consumer discretionary income and general competition in the restaurant industry; (xii) the effect of shortages or increases in labor costs, state or local government regulations related to the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; (xiii) risks in the markets where the Company’s restaurants are located; and (xiv) the inability to successfully integrate franchisee acquisitions into the Company’s business operations, economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities. The risks and uncertainties may be impacted by the COVID-19 pandemic (including supply chain constraints, labor shortages and inflationary pressure). The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in Darden’s and the Company’s respective public filings with the SEC from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Darden’s and the Company’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Darden and Merger Sub expressly disclaim any intent or obligation to update or revise publicly these forward-looking information or statements.